TOWN SPORTS INTERNATIONAL, LLC
as Issuer

Supplemental Indenture No. 2
Dated as of June 30, 2006

Supplementing the Indenture
Dated as of April 16, 2003
with respect to $255,000,000
9 5/8% Senior Notes due 2011

The Bank of New York,
as Trustee

SUPPLEMENTAL INDENTURE NO. 2
          SUPPLEMENTAL INDENTURE NO. 2, dated as of June 30, 2006 (this “Supplemental Indenture”), made between Town Sports International, LLC., a New York limited liability company (the “Company”) and The Bank of New York, as Trustee (the “Trustee”) to the Original Indenture (as defined).
RECITALS
          WHEREAS, Town Sports International, Inc., a New York corporation (“TSI Inc.”), certain Guarantors and the Trustee have heretofore entered into an Indenture dated as of April 16, 2003, as supplemented (the “Original Indenture”), pursuant to the provisions of which TSI Inc. has heretofore issued $255,000,000 in aggregate principal amount of its 9 5/8% Senior Notes due 2011 (the “Notes”);
          WHEREAS, effective June 30, 2006, TSI Inc. merged with and into TSI Club, LLC, a New York limited liability company (the “Merger”), and TSI Club, LLC was the surviving entity in the Merger (the “Surviving Entity”);
          WHEREAS, in connection with the Merger, the Surviving Entity changed its name to Town Sports International, LLC;
          WHEREAS, Section 9.1 of the Original Indenture provides that the Original Indenture may be amended or supplemented without the consent of any holder to provide for the assumption of TSI Inc.’s obligations to the holders in the case of a merger pursuant to Article V of the Original Indenture;
          WHEREAS, the Company and the Trustee desire to amend and supplement the Original Indenture in accordance with its terms; and
          WHEREAS, all conditions and requirements necessary to authorize the execution and delivery of this Supplemental Indenture have been duly complied with or done and performed by the Company, and all actions necessary to make this Supplemental Indenture and the Original Indenture, as supplemented by this Supplemental Indenture, valid, binding and legal instruments according to their terms (and, with respect to this Supplemental Indenture, in accordance with the terms of the Original Indenture) have been complied with or done and performed;
          NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants and agrees with the Trustee, for the benefit of all present and future Holders of the Notes, as follows:
          Section 1.      The Company hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Original Indenture and the Registration Rights Agreement on the part of TSI Inc. to be performed or observed.

          Section 2.      This Supplemental Indenture is a supplemental indenture pursuant to Section 9.1 of the Original Indenture. Upon execution and delivery of this Supplemental Indenture, all the terms and conditions of the Original Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.
          Section 3.      Except as they have been modified in this Supplemental Indenture, each and every term and provision of the Original Indenture shall continue in full force and effect, and all references to the Indenture in the Original Indenture shall hereafter be deemed to mean the Original Indenture, as supplemented and amended pursuant to this Supplemental Indenture.
          Section 4.      The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
          Section 5.      THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

TOWN SPORTS INTERNATIONAL, LLC.
By:	/s/ ROBERT S. HERBST
	Name:	Robert S. Herbst
	Title:	Vice President and Secretary

THE BANK OF NEW YORK, as Trustee
By:	/s/ JULIE SALOVITCH-MILLER
	Name:	Julie Salovitch-Miller
	Title:	Vice President